Exhibit 5.1

May 11, 2007

Innovative Solutions and Support, Inc.
720 Pennsylvania Drive
Exton, Pennsylvania 19341

Re:       Registration Statement on Form S-3
Registration No. 333-140018

Ladies and Gentlemen:

We have acted as special counsel to Innovative Solutions and Support, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-3 (as amended, the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,523,549 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company for resale from time to time by the Selling Shareholders listed in the Registration Statement (the “Selling Shareholders”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the Registration Statement, the Company’s Amended and Restated Articles of Incorporation, as in effect on the date hereof, and the Amended and Restated Bylaws of the Company, as in effect on the date hereof.

In examining documents, corporate records and other instruments, we have assumed the genuineness of all signatures, the authenticity of all documents, corporate records and other instruments submitted to us as originals and the conformity to originals of all documents, corporate records and other instruments submitted to us as copies.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock to be registered under the Registration Statement are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Pennsylvania Business Corporation Law, and we express no opinion as to the laws of any other jurisdiction. As used herein, the “Pennsylvania Business Corporation Law” includes the statutory provisions thereof and reported judicial decisions interpreting those laws.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DECHERT LLP
Dechert LLP